A-POWER ENERGY GENERATION SYSTEMS, LTD.

June 19, 2009

A-Power Energy Generation Systems, Ltd.
No. 44 Jingxing Road
Tiexi District
Shenyang, Liaoning Province, China, 110021

Re:	A-Power Energy Generation Systems, Ltd.– Lock-Up Agreement

Dear Sirs:

This Lock-Up Agreement is being delivered to you in connection with the Securities Purchase Agreement (the "Purchase Agreement"), dated as of June 18, 2009 by and among A-Power Energy Generation Systems, Ltd. (the "Company") and the investors party thereto (the "Buyers"), with respect to the issuance of (i) senior convertible notes of the Company (the "Notes"), which will, among other things, be convertible into shares of the Company's common shares, $0.0001 par value per share (the "Common Shares", as converted, the "Conversion Shares") in accordance with the terms of the Notes and (ii) warrants which will be exercisable to purchase Common Shares.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement.

In order to induce the Buyers to enter into the Purchase Agreement, the undersigned agrees that, commencing on the date hereof and ending on the earlier to occur of (A) the date upon which all of the Notes are no longer outstanding and (B) the later to occur of (x) sixty (60) days after the Initial Effective Date (as defined in the Registration Rights Agreement) and (y) two hundred and seventy (270) days after the date hereof (the "Lock-Up Period"), the undersigned will not, except as contemplated by the Transaction Documents (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any Common Shares, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any Common Shares owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Shares, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (collectively, the "Undersigned’s Shares").

The foregoing restriction is expressly agreed to preclude the undersigned or any affiliate of the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if the Undersigned’s Shares would be disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Shares, except as contemplated by the Transaction Documents.

Notwithstanding the foregoing and subject to any limits in any other Transaction Documents, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value.  For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  Notwithstanding anything to the contrary set forth herein, effective upon thirty (30) days after the Shareholder Approval Date, this Lock-Up Agreement and the restrictions contained herein shall not apply to shares acquired by the undersigned subsequent to the date hereof upon the exercise of options granted pursuant to a Company's Approved Share Plan (as defined in the Notes); provided, however, that such number of shares shall not exceed ________. Except as set forth in the Transaction Documents, the undersigned now has, and, except as contemplated by clauses (i) and (ii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

Except as contemplated by the Transaction Documents, during the Restricted Period, the undersigned shall not, and no one acting on his behalf (including, without limitation, any employee, attorney or agent) shall, directly or indirectly, (i) take any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company, (ii) sell, bid for, purchase, or pay any compensation for soliciting any sale, bid for or purchase of any security of the Company, including, without limitation, any Common Share, any of the Securities and any short sales (as defined in Rule 200 of Regulation SHO under the 1934 Act) related thereto (other than purchases of Excluded Securities (as defined in the Notes)), (iii) issue or offer any security of the Company or any of its subsidiaries to any Person, (iv) pay or agree to pay to any person any compensation for soliciting another to purchase or sell any securities of the Company, or (v) enter into any agreement or other writing or make any offer with respect to the foregoing actions.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.  In furtherance of the foregoing, the internal laws of the State of New York will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Each of the Company and the undersigned hereby appoints C T Corporation System, with offices at 111 Eighth Avenue, New York, NY 10011, as its agent for service of process in New York.

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Very truly yours,

Exact Name of Stockholder

Authorized Signature

Title

Agreed to and Acknowledged:

A-POWER ENERGY GENERATION SYSTEMS LTD.

By:
Name:
Title:

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